As filed with the U.S. Securities and Exchange Commission on August 6, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Fastly, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-5411834
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
475 Brannan Street, Suite 300
San Francisco, CA 94107
(844) 432-7859
(Address of principal executive offices) (Zip code)
Fastly, Inc. 2025 Employment Inducement Incentive Plan
(Full title of the plan)
Tara Seracka
Chief Legal Officer
Fastly, Inc.
475 Brannan Street, Suite 300
San Francisco, CA 94107
(844) 432-7859
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:

Seth Gottlieb Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Fastly, Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 2,000,000 shares of its Class A common stock, par value $0.00002 per share (the “Common Stock”), for issuance under the Fastly, Inc. 2025 Employment Inducement Incentive Plan (the “Inducement Plan”) adopted by the Registrant's Board of Directors on June 11, 2025. The Inducement Plan provides for, among other things, the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards to eligible individuals.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents or designated portions thereof filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 26, 2025.

(b) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2025.

(c) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 filed with the SEC on May 7, 2025 and June 30, 2025 filed with the SEC on August 6, 2025.

(d) The Registrant's Current Reports on Form 8-K filed with the SEC on June 11, 2025, June 16, 2025, and August 6, 2025 (with respect to Item 5.02 under Form 8-K).

(e) The description of the Registrant’s Securities contained in Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020, including any amendment or report filed for the purpose of updating such description.

(f) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration

Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Fastly, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Fastly.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

PART II
ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	05/21/2019

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation.	8-K	001-38897	3.1	6/10/2020

4.3	Amended and Restated Bylaws.	10-Q	001-38897	3.3	08/15/2024

4.4	Certificate of Retirement.	8-K	001-38897	3.1	07/13/2021

4.5	Form of Class A Common Stock Certificate.	S-1/A	333-230953	4.1	05/06/2019

4.6	Indenture, dated as of March 5, 2021 by and between Fastly, Inc. and U.S. Bank National Association, as Trustee.	8-K	001-38897	4.1	03/05/2021

4.7	Form of Note, representing Fastly, Inc.’s 0% Convertible Senior Notes due 2026 (included as Exhibit A to the Indenture filed as Exhibit 4.6).	8-K	001-38897	4.2	03/05/2021

4.8	Indenture, dated as of December 5, 2024, between Fastly, Inc. and U.S. Bank Trust Company, National Association, as trustee.	8-K	001-38897	4.1	12/05/2024

4.9	Form of Certificate representing the 7.75% Convertible Senior Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.8).	8-K	001-38897	4.2	12/05/2024

5.1*	Opinion of Latham & Watkins LLP.	—	—	—	—

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	—	—	—	—

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	—	—	—	—

24.1*	Power of Attorney (included on the signature page of this Form S-8).	—	—	—	—

99.1	2025 Employment Inducement Incentive Plan.	10-Q	001-38897	10.4	08/06/2025

99.2	Form of 2025 Employment Inducement Incentive Plan Restricted Stock Unit Grant Notice.	10-Q	001-38897	10.5	08/06/2025

107*	Filing Fee Table.	—	—	—	—

*	Filed herewith
ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 6th day of August, 2025.

FASTLY, INC.

By:	/s/ Charles Compton
Charles Compton
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Compton, Ronald W. Kisling and Tara Seracka, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Compton	Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2025
Charles Compton

/s/ Ronald W. Kisling	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2025
Ronald W. Kisling

/s/ Aida Álvarez	Director	August 6, 2025
Aida Álvarez

/s/ Artur Bergman	Director	August 6, 2025
Artur Bergman

/s/ Richard Daniels	Director	August 6, 2025
Richard Daniels

/s/ David Hornik	Director	August 6, 2025
David Hornik

/s/ Paula Loop	Director	August 6, 2025
Paula Loop

/s/ Charles Meyers	Director	August 6, 2025
Charles Meyers

/s/ Christopher B. Paisley	Director	August 6, 2025
Christopher B. Paisley

/s/ Vanessa Smith	Director	August 6, 2025
Vanessa Smith